                                                           Exhibit No. EX-99.h.3

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

January __, 2007

Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance  of Delaware  Aggressive  Allocation  Portfolio,  Delaware  Moderate
Allocation   Portfolio,   and   Delaware   Conservative   Allocation   Portfolio
(collectively, the "Portfolios"),  which are series of Delaware Group Foundation
Funds, the Manager shall waive all or a portion of its investment  advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses,  taxes,  interest, inverse  floater  program  expenses,  brokerage  fees,  short-sale  dividend and interest  expenses,  certain insurance costs and non-routine  expenses or costs, including  but not limited to, those  relating to  reorganizations,  litigation, conducting  shareholder  meetings and liquidations  [collectively,  "non-routine expenses"]) in an aggregate  amount equal to the amount by which the Portfolios'
respective total operating expenses  (excluding any 12b-1 plan expenses,  taxes, interest,  brokerage fees,  short-sale  dividend and interest expenses,  certain insurance costs and non-routine expenses) exceed the amounts indicated below for the  periods  described  below.  For  purposes  of this  Agreement,  non-routine expenses may also include  such  additional  costs and expenses as may be agreed upon from time to time by the Portfolios' Board and the Manager.

Portfolio                                    Expense Limitation      Effective Dates

Delaware Aggressive Allocation Portfolio            0.55%            2/1/07 - 1/31/08
Delaware Moderate Allocation Portfolio              0.55%            2/1/07 - 1/31/08
Delaware Conservative Allocation Portfolio          0.55%            2/1/07 - 1/31/08

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for,  reimbursed  Portfolio  expenses at any time in the future.

                                        Delaware Management Company, a series of
                                        Delaware Management Business Trust

                                        By: _________________________
                                            Name:
                                            Title:
                                            Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Foundation Funds

By: _________________________
    Name:
    Title:
    Date: